EXHIBIT 1
Joint Filing Agreement
     The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of Sizeler Property Investors, Inc. dated December 19, 2005, is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
     Dated: March 14, 2006

MORGUARD CORPORATION
By:	/s/ Donald W. Turple
	Name:	Donald W. Turple
	Title:	Vice-President and Chief Financial Officer

REVENUE PROPERTIES COMPANY LIMITED
By:	/s/ Paul Miatello
	Name:	Paul Miatello
	Title:	Chief Financial Officer and Secretary

REVENUE PROPERTIES (U.S.) INC.
By:	/s/ Paul Miatello
	Name:	Paul Miatello
	Title:	Secretary

16